Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-56369) pertaining to the Jefferson-Pilot Corporation Teamshare Plan of Jefferson-Pilot Corporation of our report dated June 18, 2004, with respect to the financial statements and schedules of the Jefferson-Pilot Corporation Teamshare Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.






June 28, 2004